EXHIBIT 16

         Schedule for Computation of Performance Quotations


























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                Fund for Government Investors, Inc.

                             Exhibit 16

                   Computation of Yield Quotation

                          Item 22, Part B


                                   Net Investment      Shares       Daily Yield
                                       Income       Outstanding   (income divided
                                                                     by shares
                                                                   multiplied by
                                                                        365)

          December 25, 1995         $ 71,688.62    557,660,129.44      4.69%
          December 26, 1995         $ 71,258.06    556,288,694.14      4.68%
          December 27, 1995         $ 71,235.30    558,484,354.21      4.66%
          December 28, 1995         $ 72,775.12    569,722,908.13      4.66%
          December 29, 1995         $ 71,856.79    570,573,619.72      4.60%
          December 30, 1995         $ 71,856.79    570,573,619.72      4.60%
          December 31, 1995         $ 71,856.79    570,573,619.72      4.60%

          Average 7-Day Yield                                          4.64%

          Annual Effective Yield                                       4.75%























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